Exhibit 99.2
NEWMONT MINING CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in millions except ratio)
The ratio of earnings to fixed charges represents income (loss) from continuing operations before income taxes, noncontrolling interest, equity (loss) income of affiliates and cumulative effect of changes in accounting principles, divided by interest expense. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. The financial information of all prior periods has been reclassified to reflect discontinued operations.

	Years Ended December 31,
	2008	2007	2006	2005	2004
Earnings:
Income (loss) from continuing operations before income tax expense and accounting change(1) (2)	$1,252	$(389)	$1,212	$907	$1,053
Adjustments:
Fixed charges added to earnings	147	126	102	101	101
Dividends from equity affiliates	—	2	1	—	2
Amortization of capitalized interest	17	18	13	16	16

	$1,416	$(243)	$1,328	$1,024	$1,172

Fixed Charges:
Net interest expense(3)	$135	$119	$97	$97	$97
Portion of rental expense representative of interest	12	7	5	4	4

Fixed charges added to earnings	147	126	102	101	101
Capitalized interest	47	50	57	39	13

	$194	$176	$159	$140	$114

Ratio of earnings to fixed charges	7.3	(4)	8.3	7.3	10.3

(1)	Income (loss) from continuing operations before income tax expense, noncontrolling interest, equity (loss) income of affiliates and cumulative effect of a change in accounting principle.

(2)	Excludes interest on income tax liabilities. Interest and penalties related to income taxes are included in Income tax expense.

(3)	Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

(4)	Earnings for 2007 were inadequate to cover fixed charges by $419.